Exhibit 99.1

Mersana Presents Interim Phase 1 Data for XMT-1536 at the 2019 American Society of Clinical Oncology Annual Meeting

June 1, 2019

Encouraging early signs of clinical efficacy

Well tolerated with favorable safety profile in heavily pre-treated patient population

CAMBRIDGE, Mass., June 01, 2019 (GLOBE NEWSWIRE) — Mersana Therapeutics, Inc. (Nasdaq: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today presented new interim efficacy and safety data from its ongoing Phase 1 dose-escalation study evaluating XMT-1536, its first-in-class ADC candidate targeting NaPi2b, in patients with ovarian cancer, non-small cell lung (NSCLC) adenocarcinoma and other tumor types. The data will be presented in a poster session and poster discussion today at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting being held from May 31 — June 4, 2019 in Chicago, IL.

“We are encouraged by the early signs of efficacy coupled with the favorable safety and tolerability profile and promising treatment duration we have seen to date in this ongoing Phase 1 study with XMT-1536 in heavily pre-treated, advanced cancer patients,” said Anna Protopapas, President and CEO, Mersana Therapeutics. “We look forward to moving into the dose expansion phase of the study which will focus on platinum-resistant ovarian cancer and NSCLC adenocarcinoma patient populations.”

In a poster titled “Phase 1 dose escalation study of XMT-1536, a novel NaPi2b-targeting antibody-drug conjugate (ADC), in patients (pts) with solid tumors likely to express NaPi2b,” Mersana demonstrated that as of May 10, 2019, XMT-1536 is well tolerated at doses up to 30 mg/m2, with observation of objective responses at 20 mg/m2 and higher. Of the 37 patients enrolled, tumor types included 22 ovarian, fallopian tube or primary peritoneal cancer, four NSCLC, eight endometrial, two papillary renal, and one salivary duct cancer. Patients were heavily pre-treated, with a median of four prior lines of treatment (range 1-13) for all patients and a median of five lines of prior treatment in ovarian cancer patients (range 1-11). Interim results included:

•       The most common treatment-related adverse events (TRAEs) were Grade 1-2 nausea, fatigue, and headache, and the most frequent Grade 3 TRAE was transient AST elevation.

•       In patients with tumor types selected for the planned expansion phase (platinum-resistant ovarian cancer and NSCLC adenocarcinoma) treated at >20 mg/m2 (N=18), three (17%) achieved partial responses (PRs) and eight (44%) achieved stable disease (SD) for a disease control rate (DCR) of 11/18 (61%), and a treatment duration lasting beyond 16 weeks in 9 patients (50%).

•       In ovarian cancer patients treated at >30 mg/m2 (N=7), two (28%) achieved partial responses (PRs) and three (43%) achieved stable disease (SDs) for a disease control rate (DCR) of 5/7 (71%), and three of these patients (43%) were treated on study for more than 16 weeks.

The Company continues to evaluate patients in the dose escalation portion of the study in the once-every-four-week dose level of 36 mg/m2. Upon completion of the 36 mg/m2 evaluation, the Company expects to choose either the 30 mg/m2 or 36 mg/m2 every four weeks as the go forward dose for the dose expansion phase of the study. Mersana is planning to begin dosing patients in the dose expansion phase in third quarter of 2019.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms and its modular Synthemer scaffold to develop highly targeted drugs with increased tolerability and expanded opportunities to deliver meaningful clinical benefit to patients. Mersana’s lead product candidate, XMT-1536, is in a Phase 1 clinical trial in patients with tumors expressing NaPi2b, including ovarian cancer, NSCLC adenocarcinoma, and other cancers. In addition, multiple partners are using Mersana’s platform to advance their ADC pipelines.

Investor Contacts
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617-844-8577

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Media Contact
Paul Kidwell

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617-680-1088

Source: Mersana Therapeutics, Inc.